EXHIBIT 23












CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement No. 333-120617 on Form S-8 of our report dated June 15, 2005, relating to the statement of net assets available for plan benefits of GMAC Mortgage Group Savings Incentive Plan as of December 31, 2004 and 2003 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2004, appearing in this Annual Report on Form 11-K of GMAC Mortgage Group Savings Incentive Plan for the year ended December 31, 2004.



DELOITTE & TOUCHE LLP
-------------------------
s/s Deloitte & Touche LLP
June 27, 2005



















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